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Exhibit 10.23

ANACOR PHARMACEUTICALS, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

        This Change of Control and Severance Agreement (the "Agreement") is dated as of August 21, 2007, by and between Christine Gray-Smith ("Employee") and Anacor Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "Anacor"). This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events.

RECITALS

        A.    It is expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company's Board of Directors. The Board of Directors recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

        B.    The Company's Board of Directors believes it is in the best interests of the Company and its stockholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

        C.    The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon termination of Employee's employment, in connection with a Change of Control and otherwise, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company, notwithstanding the possibility of a Change of Control.

        D.    To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

        Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

        1.    At-Will Employment.    The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law, and that Employee's employment with the Company may be terminated by either party at any time for any or no reason. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, award or compensation other than as provided in this Agreement. The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed as an officer of the Company, other than as a result of an involuntary termination by the Company without Cause (as defined below) or Employee's resignation for Good Reason (as defined below) following a Change of Control; or (ii) the date that all obligations of the parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement. The rights and duties created by this Section 1 may not be modified in any way except by a written agreement executed by an officer of the Company upon direction from the Board of Directors.

        2.    Benefits Upon Termination of Employment.

          (a)    Termination In Connection with or Following a Change of Control.    In the event that Employee's employment is terminated as a result of an involuntary termination other than for Cause or if Employee resigns for Good Reason at any time within ninety (90) days prior to and twelve (12) months following the effective date of a Change of Control, then Employee will be entitled to receive severance benefits as follows: (i) a severance payment equal to twelve (12) months of the base salary which Employee was receiving immediately prior to the Change of Control, paid in a lump sum within thirty (30) days of the effective date of the Release, defined in Section 5(c) below (the "Release Effective Date"), (ii) continuation of the health insurance benefits provided to Employee for Employee and her eligible dependents immediately prior to the Change of Control at Company expense pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable law through the earlier of twelve (12) months following Employee's termination date or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law, and (iii) each stock option to purchase the Company's Common Stock and all shares of restricted stock granted to Employee over the course of her employment with the Company and held by Employee on the date of termination of employment shall become immediately vested as to 100% of the then unvested options and shares. In addition, Employee will receive payment(s) for all accrued and unpaid salary, bonuses and PTO as of the date of Employee's termination of employment.

          (b)    Termination Not In Connection with or Following a Change of Control.    In the event that Employee's employment is terminated as a result of an involuntary termination other than for Cause or if Employee resigns for Good Reason at any time more than ninety (90) days prior to or more than twelve (12) months following the effective date of a Change of Control (an "Individual Termination"), and such termination occurs after completion of an underwritten public offering by the Company of shares of its Common Stock under the Securities Act of 1933, as amended (an "IPO"), then Employee will be entitled to receive severance benefits as follows: (i) a severance payment equal to nine (9) months of the base salary which Employee was receiving immediately prior to the termination date, paid in a lump sum within thirty (30) days of the Release Effective Date, and (ii) continuation of the health insurance benefits provided to Employee and her eligible dependents immediately prior to the termination date at Company expense pursuant to COBRA or other applicable law through the earlier of nine (9) months following Employee's termination date or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law. In the event that an Individual Termination occurs prior to an IPO, Employee will be entitled to receive severance benefits as follows: (x) a severance payment equal to six (6) months of the base salary which Employee was receiving immediately prior to the termination date, paid in a lump sum within thirty (30) days of the Release Effective Date, and (y) continuation of the health insurance benefits provided to Employee and her eligible dependents immediately prior to the Change of Control at Company expense (either directly or through reimbursement of Employee, at Employee's discretion) pursuant to COBRA or other applicable law through the earlier of six (6) months following Employee's termination date or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law. Further, in the event that an Individual Termination occurs at any time prior to the first anniversary of Employee's Start Date with the Company (as such term is defined in Employee's Offer Letter from the Company dated June 18, 2007, the "Offer Letter"), the cliff vesting date applicable to the stock option granted to Employee in connection with the commencement of Employee's employment with the Company shall be waived and Employee will receive vesting credit on the termination date equal to 1/48 of the option shares for each full month of her employment from the Start Date. In addition, Employee will receive payment(s) for all accrued and unpaid salary, bonuses and PTO as of the date of Employee's termination of employment.

          (c)    Termination for Cause or Voluntary Resignation other than for Good Reason.    If Employee's employment is terminated for Cause at any time or if Employee voluntarily resigns from the Company at any time for any reason other than Good Reason, then Employee shall not be entitled to receive payment of any severance benefits under this Agreement. Employee will receive payment(s) for all accrued and unpaid salary and PTO as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

        3.    Definition of Terms.    The following terms referred to in this Agreement shall have the following meanings:

          (a)    Change of Control.    "Change of Control" shall mean a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. For purposes of clarification, neither an equity financing occurring prior to an IPO nor an IPO will be a Change of Control, even if equity securities representing greater than 50% of the total voting power of the Company are sold in the transaction.

          (b)    Cause.    "Cause" shall mean, as determined by the Board acting in good faith and based on information then known to it: (A) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (B) a material failure to comply with the Company's written policies after having received from the Company notice of, and a reasonable time to cure, such failure; (C) repeated unexplained or unjustified absence from the Company; (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (E) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Employee owes an obligation of non-disclosure as a result of Employee's relationship with the Company, which use or disclosure causes or is likely to cause material harm to the Company; or (F) Employee's death or Permanent Disability.

          (c)    Good Reason.    "Good Reason" for Employee's resignation of her employment will exist following the occurrence of any of the following without Employee's consent: (A) a material reduction or change in job duties, responsibilities or authority inconsistent with Employee's position with the Company and Employee's prior duties, responsibilities or authority; (B) a reduction of Employee's then current base salary by more than 10 percent (10%); or (C) a relocation of the principal place for performance of Employee's duties to the Company to a location more than twenty-five (25) miles from the Company's then current location; provided that Employee gives written notice to the Company of the event forming the basis of the Good Reason resignation within sixty (60) days of the date the Company gives written notice to Employee of its affirmative decision to take an action set forth in (A), (B) or (C) above, the Company fails to cure such basis for the Good Reason resignation within thirty (30) days after receipt of Employee's written notice and Employee terminates employment within one hundred twenty (120) days following the date on which Employee received notice from the Company of the event forming the basis for the Good Reason resignation.

          (d)    Permanent Disability.    "Permanent Disability" shall mean Employee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

        4.    Parachute Payments.    In the event that the acceleration and severance benefits provided for in this Agreement (A) constitute "parachute payments" within the meaning of Section 280G of the

Internal Revenue Code of 1986, as amended (the "Code") and (B) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee's benefits hereunder shall be payable either: (X) in full, or (Y) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this paragraph shall be made in writing by the public accountants designated by the Company (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

        5.    Limitations and Conditions on Benefits

          (a)    Income and Employment Taxes.    Employees agrees that she shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that her receipt of any benefit hereunder is conditioned on her satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

          (b)    Code Section 409A.    Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee's termination of employment with the Company, Employee is a "specified employee" (as defined in Section 409A of the Code) and the deferral of the commencement of any severance payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such severance payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee's termination and are in excess of the lesser of (i) two (2) times Employee's then annual compensation or (ii) two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code and will not be paid by the end of the second calendar year following the year in which the termination occurs, until the first payroll date that occurs after the date that is six (6) months following Employee's "separation of service" with the Company (as defined under Code Section 409A). If any payments are deferred due to such requirements, such amounts will be paid in a lump sum to Employee on the earliest of (a) Employee's death following the date of Employee's termination of employment with the Company or (ii) the first payroll date that occurs after the date that is six (6) months following Employee's "separation of service" with the Company. For these purposes, each severance payment or benefit is hereby designated as a separate payment or benefit and will not collectively be treated as a single payment or benefit. This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code.

          (c)    Release Prior to Receipt of Benefits.    Prior to the receipt of any benefits under this Agreement, Employee shall execute a release of claims agreement (the "Release") in the form provided by the Company. Such Release shall specifically relate to all of Employee's rights and claims in existence at the time of such execution and shall confirm Employee's obligations under the Company's standard form of proprietary information agreement. The Company shall use reasonable efforts to provide the form Release to Employee within fifteen (15) days of Employee's termination date.

        6.    Conflicts.    Employee represents that her performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that she is entering into or has entered into an employment relationship with the Company of her own free will and that she has not been solicited as an employee in any way by the Company.

        7.    Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        8.    Notice.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

        9.    Miscellaneous Provisions.

          (a)    No Duty to Mitigate.    Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

          (b)    Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c)    Whole Agreement.    No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Unless otherwise specified herein, this Agreement supersedes any agreement (or portion thereof) concerning similar subject matter dated prior to the date of this Agreement (including but not limited to Sections 7 and 8 of the Offer Letter and Exhibit A attached thereto), and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

          (d)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

          (e)    Severability.    If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

          (f)    Arbitration.    Employee and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that Employee and the Company are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, Employee and the Company agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Except as set forth in Subparagraph (e) above, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding. Each party shall, unless otherwise determined by the arbitrator, bear its or her own attorneys' fees and expenses, provided however that if Employee prevails in an arbitration proceeding, the Company shall reimburse Employee for her reasonable attorneys' fees and costs. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company and Employee may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

          (g)    Legal Fees and Expenses.    The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.

          (h)    No Assignment of Benefits.    The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 9(h) shall be void.

          (i)    Assignment by Company.    The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

          (j)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        The parties have executed this Agreement on the date first written above.

ANACOR PHARMACEUTICALS, INC.
By:	David P. Perry
Title:	Chief Executive Officer
Address:	1060 East Meadow Circle Palo Alto, CA 94303-4230
CHRISTINE GRAY-SMITH
Signature:
Address:

QuickLinks

  Exhibit 10.23
RECITALS